Exhibit 99.1

State Auto Responds to A.M. Best Announcement and STFC Pre-announces First Quarter Results

News Release

Contact

Tara Shull

Investor Relations and Finance Director

614.917.4478 F 614.887.1793

Tara.Shull@StateAuto.com

Kyle Anderson

AVP/Director of Corporate Communication

614.917.5497 M 614.477.5301

Kyle.Anderson@StateAuto.com

Columbus, Ohio (April 28, 2015) – The following is State Auto Insurance Companies President, Chairman and CEO Bob Restrepo’s comment on today’s announcement from A.M. Best Company:

“Over the past five years we’ve transformed State Auto through product and geographic diversification, improved pricing and underwriting, better claims service and investments in technology. Our results since 2012 were masked by the now expired homeowners quota share treaty and reserve strengthening for the terminated program business written through Risk Evaluation and Design LLC (RED), which is in run off. Setting aside the financial impact of these two issues, STFC’s GAAP combined ratios were 96.5[1] and 95.4[1], respectively, for the years ended December 31, 2013 and 2014 demonstrating the strong progress made.

“We’re confident that we’ve taken appropriate steps to minimize future earnings volatility. This includes the placement of a new property aggregate excess catastrophe reinsurance agreement, RED reserving actions taken in 2014, and an Adverse Development Cover (ADC) reinsurance agreement with Munich Reinsurance America, Inc.

“For the first quarter 2015 State Auto Financial Corporation (NASDAQ:STFC) expects to report net income of $0.60 per diluted share, GAAP combined ratio of 94.6, return on equity of 12.2% and book value per share of $22.05 with pre-tax realized gains of $3.8 million.

“A.M. Best noted our strong risk adjusted capitalization, long standing regional market presence, well established agency relationships and diversified product offerings. They highlighted the significant actions taken to prevent additional RED loss reserve development and our manageable catastrophe exposure resulting from our strategic initiatives to improve our homeowner underwriting results.

“Today’s decision by A.M. Best will not change our risk profile or strategy and plans for the future. 2014 was a transformative year for State Auto and we are proud of the progress we’ve made. We are focused on executing our strategy and operational plans. Given the actions we’ve taken, we believe we are positioned to leverage our strong balance sheet and produce consistent underwriting profits. We will continue to implement initiatives to further improve our underwriting profitability and financial strength. We are committed to further distinguishing State Auto as a superior regional agency company by building upon our longstanding and profitable agency relationships, offering products and technology that make us a responsive partner, and ensuring quality claims and customer service.”	Corporate Headquarters 518 E. Broad St. Columbus, OH 43215 614.464.5000 800.444.9950 For additional information: StateAuto.com/STFC
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STFC expects to release its first quarter 2015 results on Thursday, April 30, 2015, before the open of regular trading on the Nasdaq Stock Market, and discuss these financial results in a conference call at 11:00 a.m. E.T.

State Auto Financial Corporation, headquartered in Columbus, Ohio, is a super regional property and casualty insurance holding company and is proud to be a Trusted Choice® company partner. STFC stock is traded on the NASDAQ Global Select Market, which represents the top fourth of all NASDAQ listed companies.

The insurance subsidiaries of State Auto Financial Corporation are part of the State Auto Group. The State Auto Group markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. The State Auto Group is rated A- (Excellent) by the A.M. Best Company and includes State Automobile Mutual, State Auto Property & Casualty, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation and Bloomington Compensation. Additional information on State Auto Financial Corporation and the State Auto Insurance Companies can be found online at http://www.StateAuto.com/STFC.

[1]	Represents a non-GAAP financial measure as to the December 31, 2013 and 2014 combined ratios. A reconciliation of the difference between this non-GAAP financial measure with the most directly comparable GAAP financial measure is included in Schedule 1 that is part of this release.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in State Auto Financial’s Form 10-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to) legislative changes at both the state and federal level, state and federal regulatory rule making promulgations and adjudications, class action litigation involving the insurance industry and judicial decisions affecting claims, policy coverages and the general costs of doing business, the impact of competition on products and pricing, inflation in the costs of the products and services insurance pays for, product development, geographic spread of risk, weather and weather-related events, and other types of catastrophic events. State Auto Financial undertakes no obligation to update or revise any forward-looking statements.

Schedule 1

STATE AUTO FINANCIAL CORPORATION AND SUBSIDIARIES

RECONCILIATION OF HO QS ARRANGEMENT CESSION AND RED UNDERWRITING RESULTS

(unaudited)

The following table sets forth a reconciliation of the HO QS Arrangement cession and the former RED unit’s underwriting results on the Company’s overall results and key performance indicators on a pro forma GAAP basis as if the HO QS Arrangement had not been in effect and the RED results had been excluded for the years ended December 31, 2014 and 2013.

	Twelve Months Ended
	December 31, 2014
($ millions)	As Reported	HO QS Cession	Pro Forma without HO QS Cession	RED	Pro Forma without HO QS Cession and RED

Earned Premiums	$1,074.1	$175.6	$1,249.7	$—	$1,249.7
Losses and LAE Incurred:
Cat loss and ALAE	32.3	19.0	51.3	—	51.3
Non-cat loss and LAE	739.0	66.8	805.8	96.7	709.1

Loss and LAE	771.3	85.8	857.1	96.7	760.4
Acquisition and operating expenses	361.9	70.0	431.9	—	431.9

Net underwriting (loss) gain	$(59.1)	$19.8	$(39.3)	$(96.7)	$57.4

Cat loss and ALAE ratio	3.0%	10.8%	4.1%		4.1%
Non-cat loss and LAE ratio	68.8%	38.1%	64.5%		56.7%

Loss and LAE ratio	71.8%	48.9%	68.6%		60.8%
Expense ratio	33.7%	39.8%	34.6%		34.6%

Combined ratio	105.5%	88.7%	103.2%		95.4%

	Twelve Months Ended
	December 31, 2013
($ millions)	As Reported	HO QS Cession	Pro Forma without HO QS Cession	RED	Pro Forma without HO QS Cession and RED

Earned Premiums	$1,055.0	$177.0	$1,232.0	$23.7	$1,208.3
Losses and LAE Incurred:
Cat loss and ALAE	36.3	22.7	59.0	0.3	58.7
Non-cat loss and LAE	683.5	70.0	753.5	44.6	708.9

Loss and LAE	719.8	92.7	812.5	44.9	767.6
Acquisition and operating expenses	354.8	51.4	406.2	8.6	397.6

Net underwriting (loss) gain	$(19.6)	$32.9	$13.3	$(29.8)	$43.1

Cat loss and ALAE ratio	3.4%	12.9%	4.8%	1.2%	4.9%
Non-cat loss and LAE ratio	64.8%	39.5%	61.2%	188.3%	58.7%

Loss and LAE ratio	68.2%	52.4%	66.0%	189.5%	63.6%
Expense ratio	33.6%	29.0%	33.0%	36.1%	32.9%

Combined ratio	101.8%	81.4%	99.0%	225.6%	96.5%